Exhibit 10.1
CENTEX CORPORATION
EXECUTIVE SEVERANCE POLICY
(Amended and Restated Effective October 8, 2008)
     1. Purpose. The Centex Corporation Executive Severance Policy (the “Policy”) was established effective June 2, 2006, to provide certain Executives of the Company who are in a position to contribute materially to the success of the Company with Severance Benefits if they incur an Involuntary Separation from employment with the Company. This Policy is intended to be part of the Company’s overall performance management program. This Policy is also intended to relieve the need for employee-specific agreements. The Policy was approved and adopted by the Committee and modifies the various equity and deferred compensation plans adopted by Centex, as necessary, to accomplish its purposes. This Policy was last amended and restated effective October 10, 2007. Effective October 8, 2008, the Committee wishes to again amend and restate this Policy for compliance with Code Section 409A, to take into account certain changes in the Internal Revenue Service’s interpretation of Section 162(m) of the Code and the Treasury Regulations and other guidance thereunder, and to make certain other changes.
     2. Administration. This Policy is administered by the Chief Executive Officer. The Chief Executive Officer must receive approval from the Committee in order to authorize Severance Benefits outside of the terms of this Policy to the Participants covered by this Policy (as defined in Section 3) in the context of a termination of employment.
     3. Participation. The Committee from time to time shall select the classes of Executives who may be eligible for Severance Benefits. The classes of Participants who may be eligible for Severance Benefits are listed by job title on Exhibit A. Periodically, the Chief Executive Officer and the Senior HR Executive shall designate by name or title the specific individuals who, subject to the other provisions and conditions of this Policy, are eligible for Severance Benefits under Level C of Exhibit A (such designated persons, together with the persons listed in Levels A and B, the “Participants”). Eligibility will be based in part on the position to which the Participant is permanently assigned as of the date of Involuntary Separation; however, mere reporting responsibility is not sufficient for eligibility. As a condition for Severance Benefits, the Executive shall have been employed by the Company for a minimum of 12 months and shall execute a Separation Agreement. In addition, in appropriate circumstances, with the approval of the Senior HR Executive, the Company may, in its sole discretion, offer the benefits of this Policy, or a reduced portion of the benefits, on an individual basis in connection with the termination of employment of an Executive that also constitutes a “separation from service” (as defined by Centex in accordance with Code Section 409A), provided that the person, as a condition of such benefits, executes a Separation Agreement (a “Special Termination”). An Executive who is entitled to severance or similar benefits pursuant to a separate written agreement with the Company approved by the Committee shall not be eligible for Severance Benefits, whether or not his or her specific position is listed on Exhibit A, unless otherwise approved by the Committee.
     4. Required Pre-Approval for Termination. The Involuntary Separation of a Participant who will receive benefits under this Policy must be approved by (a) the Senior HR Executive, (b) the Chief Executive Officer (other than for himself or herself), and (c) the

Committee, with respect to Participants in Level A or Level B of Exhibit A or Participants that are “named executive officers” for purposes of the Centex annual proxy statement.
     5. Definitions.
     a. “Additional Severance Amount” means, with respect to any Executive who is eligible for benefits in Level A or Level B of Exhibit A, the product of (x) the Executive’s Base Salary then in effect and (y) the applicable Base Salary Factor established by the Committee from time to time to set the anticipated additional severance benefits under this Policy. With respect to any Executive who is eligible for benefits in Level C of Exhibit A, “Additional Severance Amount” means the applicable Base Salary Factor established under a Company annual incentive plan to determine the Executive’s annual bonus for the fiscal year in which the Executive’s Involuntary Separation occurs, but if no Base Salary factor has been set for such year, then the “Additional Severance Amount” shall be an amount equal to the Executive’s annual bonus under such plan for the fiscal year prior to the Executive’s Involuntary Separation (or, for an Executive who incurs an Involuntary Separation on the last day of a fiscal year, the amount they would be entitled to for such fiscal year). No value will be attributed to projected long term awards.
     b. “Base Salary” means the annualized amount of the fixed base compensation (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities in effect on the date of termination.
     c. “Board of Directors” means, unless the context otherwise requires, the board of directors or similar governing authority of the Employer. In the case of a partnership, action shall be taken by the Board of Directors of the managing partner or, if none, by all the general partners. An Executive who is a member of the Board of Directors shall not vote on an action by that Board of Directors if the Executive has an interest in the outcome of the action (e.g., an Executive cannot vote on whether his or her own termination is for Cause).
     d. “Cause” means termination of employment resulting from a good faith determination by the Board of Directors or the Chief Executive Officer that:
     (i) The Executive (1) has willfully failed or refused to follow (A) material policies established by the Company or (B) reasonable directives of the Board of Directors or Chief Executive Officer, or (2) has willfully failed or refused to perform the material duties or obligations of his or her office (other than any such failure resulting from the person’s inability due to physical or mental illness); or
     (ii) There has been an act by an Executive involving wrongful misconduct which has a demonstrably adverse impact or material damage to the Company or the Executive’s business unit or division, or which constitutes theft, fraud or a misappropriation of the assets of the Company; or
     (iii) The Executive has engaged in an unauthorized disclosure of confidential information, directly or indirectly, to persons outside the Company that materially adversely affects the Company or the Executive’s business unit or division; or

     (iv) The Executive, while employed by the Company, has performed services for another company or person which competes with the Company without the prior written approval of the Chief Executive Officer or the chief executive officer of the Employer.
     e. “Centex” means Centex Corporation, a Nevada corporation, or its successor.
     f. “Chief Executive Officer” means the Chief Executive Officer of Centex.
     g. “Claims Administrator” means the Administrative Committee of the Profit Sharing Plan. The Claims Administrator may delegate to the Director of Employee Services, or his or her designee, responsibility for receiving and responding to claims.
     h. “Code” means the Internal Revenue Code of 1986, as amended.
     i. “Code Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder.
     j. “Committee” means the Compensation and Management Development Committee of the Board of Directors of Centex.
     k. “Company” means Centex and its direct and indirect wholly-owned subsidiaries, except that, for purposes of Section 6, the Company shall mean the Participant’s Employer.
     l. “Disability” means that at the time the Participant’s employment is terminated, he or she has been unable to perform the duties of his/her position for a period of six consecutive months as a result of the Participant’s inability due to physical or mental illness; provided that such condition constitutes a “disability” within the meaning of Section 409A of the Code.
     m. “Employer” means the entity that is the principal employer of a Participant as of the termination of employment.
     n. “Executive” means an employee of the Company listed on Exhibit A. A person’s status as an Executive shall not be determinative of the person’s status with the Company for other purposes.
     o. “Good Reason” means, without the consent of the Participant:
     (i) A material reduction in base compensation (other than reductions applicable to employees generally or by reason of the Company’s or the Participant’s or his or her business unit’s performance or as necessary to properly benchmark the Participant’s pay); or
     (ii) A change in job title accompanied by a material diminution in job responsibilities; or

     (iii) A requirement that the Participant relocate, except for office relocations that would not increase the Participant’s one-way commute by more than 50 miles, provided that the relocation must constitute a material change in the geographic location at which the Participant must perform his or her services within the meaning Code Section 409A.
To exercise the right to resign with Good Reason, the Participant must provide written notice to the Senior HR Executive of his or her belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to the Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Participant may submit a resignation for Good Reason; provided that the resignation for Good Reason must be effective no later than 140 days after the initial existence of the condition(s) giving rise to the Good Reason. Otherwise, the Participant is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.
     p. “Involuntary Separation” means any involuntary termination of employment, other than for Cause, or resignation by the Participant for Good Reason; provided, however, that such Involuntary Separation also constitutes a “Separation from Service” as defined by the Centex in accordance with Code Section 409A.
     q. “Nonsolicitation Period” means the period applicable to the Participant in the table in Section 7.
     r. “Prior Year Incentive Compensation” means the incentive compensation to which a Participant is entitled if the Participant is employed by the Company on the last day of a fiscal year but incurs an Involuntary Separation on or after the last day of the fiscal year and before the normal incentive compensation award date. The amount of the Prior Year Incentive Compensation, which shall be paid in cash (and with no long-term awards), is equal to the cash bonus to which the Executive would otherwise have been entitled under the applicable annual incentive plan for the prior fiscal year (or, for the Executive who incurs an Involuntary Separation on the last day of a fiscal year, that fiscal year) without reference to this Policy. Beginning in fiscal 2008 long-term awards will be awarded for future (as opposed to past) performance. Therefore, no long-term awards (or the dollar value thereof) that might have been granted in the May following a fiscal year will be payable in the case of a termination on or after the end of the fiscal year.
     s. “Profit Sharing Plan” means the Centex Corporation Saving for Retirement Plan (or any successor to such plan).
     t. “Senior HR Executive” means the Senior Vice President – Human Resources of Centex (or the senior executive of Centex with that responsibility).
     u. “Separation Agreement” means an effective agreement prepared by Centex, executed by the Participant and returned to Centex within the time period requested by

Centex. It shall contain (a) typical provisions concerning termination of employment, (b) a statement that Severance Benefits are conditioned upon the Company’s receipt of such agreement, (c) a release by the Participant of the Company from any and all actions, suits, proceedings and demands related to employment by the Company and the termination of such employment, the benefits provided to the Participant in connection with the Involuntary Separation, and other facts or events occurring on or before the date the Separation Agreement is signed, (d) confidentiality and nonsolicitation covenants consistent with Section 17, (e) a waiver of jury trial consistent with Section 21, and (f) provisions regarding recoupment by the Company of (1) up to half of the Severance Pay and (2) previously awarded cash bonuses and long-term incentive compensation consistent with the Company’s Policy on Recoupment in Restatement Situations. To be effective, the Separation Agreement shall not have been revoked by the Participant within the time permitted under applicable state and federal laws.
     v. “SERP” means the Supplemental Executive Retirement Plan sponsored by Centex.
     w. “Severance Benefits” means the benefits set forth in Sections 6, 7 and 8 of this Policy.
     x. “Severance Pay” means the benefits payable under Section 6 of this Policy. The payment of Severance Pay shall not affect a Participant’s rights to Prior Year Incentive Compensation.
     y. “Successor Employer” means any business organization that acquires (through merger, consolidation, reorganization, transfer of stock or assets, or otherwise) all or substantially all of the business or assets of the Company, or a division, business unit or subsidiary of the Company.
     z. “Treasury Regulations” means temporary, interim and final regulations adopted by the Internal Revenue Service under the Code.
     6. Severance Pay. A Participant who incurs an Involuntary Separation from the Company shall be eligible for Severance Pay.
     a. Amount of Severance Pay. The Severance Pay to which a Participant is entitled is equal to a payment comprised of a multiple of Base Salary and Additional Severance Amount, determined in accordance with his or her level as an Executive of the Company as specified in Exhibit A and by the table below.
Level A: The Severance Pay for an Executive in Level A is equal to 2.0 times the sum of Base Salary and Additional Severance Amount.
Level B: The Severance Pay for an Executive in Level B is equal to 1.5 times the sum of Base Salary and Additional Severance Amount.
Level C: The Severance Pay for an Executive in Level C is equal to 1.0 times the sum of Base Salary and Additional Severance Amount.

However, in the case of a Special Termination, the Severance Pay shall be a lump sum amount determined by the Company (and approved by the Senior HR Executive) that is less than (or equal to) the amount specified in the table above.
     b. Method of Payment. Severance Pay shall be paid to a Participant in a lump sum, less applicable tax and authorized withholdings, within 60 days following the date of the Participant’s Involuntary Separation, provided that the Participant has timely executed and returned, and not revoked, the Separation Agreement.
     7. Equity Vesting.
     a. Accelerated Vesting. As an additional Severance Benefit, a portion of the Participant’s unvested or restricted equity with Centex (stock options, restricted stock, stock units and any performance shares or similar security) and deferred compensation (but excluding Profit Sharing Plan or SERP balances) as of the effective date of the Participant’s Involuntary Separation shall become vested and/or free from restrictions on transfer within 60 days following the date of the Participant’s Involuntary Separation, provided that the Participant has timely executed and returned, and not revoked, the Separation Agreement; provided, further, however, that this Section 7(a) shall not apply to unvested or restricted equity and deferred compensation granted for performance periods beginning after January 1, 2009, if the Company intended on the date of grant of such equity and deferred compensation that vesting of such equity and deferred compensation would satisfy the requirements for qualified performance-based compensation under Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e). The specific awards (or portions thereof) as to which the vesting or the lapse of restrictions will be accelerated are limited to those awards that would otherwise have vested during the period commencing after the date of the Participant’s Involuntary Separation and ending on the last date of the period specified in the table below and corresponding to the applicable level assigned to the Participant in Exhibit A.

Applicable Level	Period
Level A	2.0 years
Level B	1.5 years
Level C	1.0 year
However, in the case of a Special Termination, the portion of the Executive’s unvested or restricted equity with Centex that shall become vested and/or free from restrictions on transfer shall be an amount determined by the Company (and approved by the Senior HR Executive) that is less than (or equal to) the amount specified in the table above.
     b. Exercise Period and Payout. Acceleration of vesting in the case of stock units, deferred compensation and similar awards shall not affect (i) the payout date for the award, which shall continue to be subject to the terms of the applicable plan, award agreement and payout election, as applicable, or (ii) exercise or sale restrictions imposed by applicable law or Centex’s securities trading policy or blackout policy. Stock options will be exercisable after termination of employment for the period specified in the applicable plan under which the award was granted, but not longer than the original term of the award. The exercise period of options is summarized on Exhibit B.
     c. Additional Vesting. If, under the terms of Centex’s equity and deferred compensation plans, a greater amount of the Executive’s unvested equity awards would vest upon termination of employment other than by reason of this Policy, then the provisions of such plans (and not this Policy) shall control as to the vesting of such awards or portion thereof.
     d. Expiration. Any unvested or restricted awards that would have vested or become unrestricted after the applicable period noted in the table above will automatically expire, lapse or terminate as of the date of termination of employment.
     8. Outplacement Services. The Company shall provide to each terminated Participant standard outplacement services at the expense of the Company from an established outplacement firm selected by the Company; provided, however, that the cost of the benefits shall be commensurate with the level of the Participant established in Exhibit A and, absent special circumstances, shall generally not exceed in total an amount equal to $30,000 per Participant in Level A, $25,000 per Participant in Level B, and $20,000 per Participant in Level C. In order to receive outplacement services, the Participant must begin utilizing the services within 30 days of his or her date of Involuntary Separation. The fees shall be paid directly to the outplacement firm and no part of this amount shall be paid to the Participant. All services must be provided by the end of the second calendar year following the date of the Participant’s Involuntary Separation.
     9. Limitations on Severance Benefits.
     a. Limit on Severance Pay. In no event shall Severance Pay exceed 2.99 times the sum of the Participant’s Base Salary and the amount or value of the total incentive compensation (including equity awards) paid or awarded to the Participant for the prior fiscal year.
     b. Offer of New Employment. A Participant shall not be eligible for Severance Pay if a Successor Employer offers him/her a job that (a) has a Base Salary that is no more than 10% less than the Participant’s then current Base Salary, and has an incentive compensation opportunity that is no more than 10% less than the Participant’s then current target incentive compensation opportunity or plan, (b) does not involve an office relocation that would increase the Participant’s one-way commute by more than 50 miles, and (c) commences within fifteen days following the date of his or her Involuntary Separation by the Company, whether or not the Participant accepts the employment offer.
     c. Change of Control. If there is a change of control of Centex within the one year period prior to an Involuntary Separation, then Severance Pay shall be reduced by the sum of the amount of cash received by the Participant and Centex’s estimate of the value of equity awarded or vested, if any, as a result of the feature of Centex’s equity and incentive plans automatically requiring certain incentive payments or the vesting of performance awards upon a change of control. No reduction shall be required to the extent that, after the change of control and prior to such one-year period, any regular annual incentive compensation award is reduced as a result of such payment or vesting upon a change of control.
     10. Benefits and Perquisites. Except as expressly provided in this Policy or as required by law, a Participant is not eligible for benefits from the Company or its insurers or providers (including health benefits or insurance) following an Involuntary Separation. The Participant’s right to use a Company automobile and any automobile allowance or other perquisite that the Participant was receiving in accordance with the arrangement in effect at the time of termination of the Participant’s employment will cease at the time of termination of the Participant’s employment. Any reimbursement for fringe benefits such as dues and expenses related to club memberships and expenses for professional services will cease at the time of termination of the Participant’s employment.
     11. Funding. This Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits hereunder. Severance Benefits are not a vested right. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Benefits under the Policy and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Policy.
     12. Taxation; Delay in Payment. All Severance Benefits shall be subject to applicable federal, state and local taxes, and deductions and withholding for the same, which taxes shall be the responsibility of the Participant. Except in the case of termination of employment due to death or Disability, if Code Section 409A requires that the payment or provision of any proposed Severance Benefits be delayed by six (6) months after the Participant’s “separation from service” as defined by Centex in accordance with Code Section 409A (and paid on the first day of the month after the 6-month period) or other required period because the Participant is a “specified employee” as defined by Centex in accordance with Code Section 409A, then, notwithstanding any other provision of this Policy, the Company shall delay providing the applicable Severance Benefits to which the person is otherwise entitled under this Policy to the date required under Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Policy shall be considered a separate payment and the Participant’s entitlement to a series of payments or benefits under this Policy is to be treated as an entitlement to a series of separate payments.
     13. Non-Exclusivity of Rights. The terms of this Policy shall not prevent or limit the right of a Participant to receive, prior to an Involuntary Separation, any base salary, retirement or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any other benefit, policy or program provided by the Company, including rights to accrued vacation, shall be payable in accordance with the terms of such policy or program.

     14. Amendment; Termination; Interpretation. This Policy, including the Participants listed on Exhibit A, may be amended or terminated by the Committee at any time. No such termination or amendment shall affect the rights of any Participant whose employment has been terminated as a result of an Involuntary Separation, or who is then receiving Severance Benefits at the time of such amendment or termination. If a Participant dies after signing the Separation Agreement and prior to receiving all of the Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary or the death of the beneficiary, then to the estate of the deceased Participant. The Chief Executive Officer reserves the right in his sole discretion to interpret the Policy, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations he or she deems necessary or advisable for the administration of the Policy, subject to the appeals procedure in Section 19. The determination of the Chief Executive Officer on all matters regarding the Policy shall be conclusive and binding on all parties. Copies of this Policy and any amendments shall be provided to each constituent entity of the Company and shall be deemed adopted by each such constituent.
     15. Non-Assignability. Severance Benefits pursuant to this Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits.
     16. No Employment Rights. Nothing in this Policy shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as though the Policy were not in effect.
     17. Confidential Information and Nonsolicitation Covenants. As a condition of receiving Severance Benefits, Participants (a) shall agree to hold, in a fiduciary capacity for the benefit of the Company, all confidential information regarding the Company acquired by the Participant while employed by the Company, and (b) shall agree, for the Nonsolicitation Period, not to, directly or indirectly, without the consent of Centex, hire, call on, solicit or take away or attempt to hire, call on, solicit, or take away any of the Company’s employees for the purpose of hiring such employees and/or encouraging them to terminate their employment with the Company. This confidential information may include, but is not limited to, information regarding the Company’s business practices, trade secrets, policies, customer lists, contracts, financial and market data, marketing reports, pricing, business opportunities and other information of a confidential nature. In consideration of the Severance Benefits received by a Participant pursuant to this Policy, Participant shall agree and covenant that he or she (i) shall not use to the Company’s detriment and (ii) shall not divulge, publicly or privately, any specified or other such confidential information regarding any aspect of the Company’s business acquired during or as a result of his or her employment with the Company. Furthermore, to the extent that disclosure of any such information is controlled by statute, regulation or other law, the Participant shall agree that he or she is bound by such laws and that this Policy does not operate as a waiver of any such non-disclosure requirement. In the event of any breach of the confidentiality or nonsolicitation covenants, the Company shall be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.

     18. Governing Law and Venue. The terms of this Policy shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its rules on conflicts of laws), except where superseded by federal law. Exclusive venue and jurisdiction for purposes of any dispute, controversy, claim or cause of action arising out of or related to this Policy is in any federal or state court of competent jurisdiction that regularly conducts proceedings in Dallas County, Texas. Nothing in this Policy, however, precludes the Plan or a Participant from removing a civil action from any state court to federal court.
     19. Claims Procedure. Generally, benefits will be paid under this Policy (also, referred to as the “Plan”) without the necessity of filing a claim. If a Participant believes that he or she has been denied benefits under the Plan, the Participant (or his or her authorized representative) may file a written claim with the Claims Administrator, to the following address: 2728 N. Harwood, Dallas, Texas 75201-1516 or P.O. Box 199000, Dallas, Texas 75219-9000. If a claim for Plan benefits is denied in whole or in part, the Participant will receive a written notice of the denial. This notice must be provided to the Participant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Claims Administrator, unless the Claims Administrator determines that special circumstances require an extension of time for processing the Participant’s claim. If the Claims Administrator determines that an extension is necessary, notice of the extension will be furnished to the Participant prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and when the Participant can expect the benefit determination.
     The Claims Administrator’s notice of denial of a Participant’s claim will contain the following information: (a) the specific reason or reasons for the adverse determination; (b) references to specific Plan provisions on which the determination is based; (c) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and (d) appropriate information as to the steps to be taken if the Participant wants to submit a denied claim for review, including a statement of the right to bring a civil action under ERISA (as defined in Section 20) following an adverse benefit determination on review.
     If a claim is denied in whole or in part by the Claims Administrator, the Participant (or his or her representative) may appeal the adverse determination by filing a written request for a review of the denied claim with the Chief Executive Officer. The request for review must be made within 60 days of the date the Participant receives the denial (or, if no written denial is received, within 60 days of the date when the denial was due). The Participant should send the written request for review to the Chief Executive Officer.
     A Participant may submit written comments, documents, records, and other information relating to his or her claim for benefits. A Participant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the Participant relating to his or her claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     The Chief Executive Officer will provide the Participant with a written notice of its decision on review within 60 days after the Chief Executive Officer’s receipt of the Participant’s written claim for review, unless the Chief Executive Officer determines that special circumstances require an extension of time for processing the claim. If the Chief Executive Officer determines that an extension of time is required, written notice of the extension will be furnished to the Participant prior to the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of the time and the date by which the Chief Executive Officer expects to render its determination on review. The extension will not exceed a period of 60 days from the end of the initial 60-day period.
     In the case of an adverse benefit determination on review, the notice will set forth: (a) the specific reason or reasons for the adverse determination; (b) references to the specific Plan provisions on which the determination is based; (c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (d) the Participant’s right to bring a civil action under Section 502(a) of ERISA.
     By participating in the Plan, Participants agree that (a) the Plan will not pay any benefit for a claim filed more than one year from the date a Participant terminates employment, and (b) no legal or equitable action may be filed against the Plan or any Plan fiduciary more than 90 days after exhaustion of the Participant’s rights under the above claims procedure. A Participant must exhaust all levels of the appeal procedure before the Participant can bring an action at law or equity. The power and authority of the Claims Administrator and the Chief Executive Officer shall be discretionary with respect to all matters arising before each of them under this claims procedure.
     20. Your Rights Under ERISA. As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all plan participants are entitled to: examine, without charge, at the Plan Administrator’s office (see Section 22) and at other specified locations (such as worksites), all documents governing the Plan, including insurance contracts, if any; and obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and updated summary plan description upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
     If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all under certain time schedules. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan

Administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, you may file suit in federal court after exhausting all of the Plan’s claims and appeal procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. However, if you lose, the court may order you to pay the costs and fees; for example, if it finds your claim is frivolous.
     If you have any questions about the Plan, you should call or write the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
     21. Waiver of Jury Trial. AS A FURTHER CONDITION OF RECEIVING BENEFITS UNDER THIS POLICY, PARTICIPANTS AGREE TO WAIVE IRREVOCABLY THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS POLICY.
     22. Plan Information. This document serves as the Plan’s official plan document and as the summary plan description. Centex is the “Plan Administrator” for ERISA reporting and disclosure purposes. Centex’s physical address is 2728 N. Harwood, Dallas, Texas 75201-1216, and service of process may be made on Centex at this address. Centex’s mailing address is P.O. Box 199000, Dallas Texas, 75219-9000. Centex’s employer identification number is 75-0778259, and the telephone number is 214-981-5000.

     IN WITNESS WHEREOF, Centex has caused this Policy to be executed in its name by its duly authorized officer as of the date first set forth above.
CENTEX CORPORATION

By: Name:	/s/ Timothy R. Eller Timothy R. Eller
Title:	Chairman & Chief Executive Officer
Adopted June 2, 2006
Amended and restated October 10, 2007
Amended and restated effective October 8, 2008

EXHIBIT A
Classes of Participants (as of October 2008)
Level A
Centex Corporation
Chief Executive Officer
Level B
Centex Corporation
President and Chief Operating Officer
Chief Financial Officer
Senior Vice President, Human Resources
Senior Vice President, Strategy, Marketing, Sales and Corporate Development
Senior Vice President, Chief Legal Officer
Centex Corporation officers that are Senior Vice Presidents that are direct reports to the Chief Executive Officer (if any)
Centex Homes1
Chairman and Chief Executive Officer
President or Co-President or Region President
Chief Operating Officer or Co-COO
Executive Vice President, Operations Support
President, Land Division
CMTIG
Chief Executive Officer
Level C
Centex Corporation
Vice Presidents designated by the CEO
Centex Homes1
Executive Vice President
Division President
Vice Presidents designated by the CEO
Centex Corporation, Centex Homes,1 and CMTIG
Executives directly reporting to any of the persons listed in Level B (but excluding paralegal and staff personnel)

[1]	Includes officers of the managing partner of Centex Homes (or such partner’s general partner) with similar titles.

EXHIBIT B
The exercise period for stock options varies by reference to the particular plan under which the option was granted. The applicable plan is referenced in the award agreement under which the option was granted, and is also noted in the Participant’s option listing on the stock plan administrator’s website.

Exercise Period
After Termination
Plan	of Employment[1]
1987 Stock Option Plan	3 Months[2]
1998 Stock Option Plan	3 Months
2001 Stock Option Plan	4 Months
2003 Equity Plan	4 Months

[1]	In no event may the exercise period extend past the original expiration date of the option. Also, if the option award was subject to the Vested Retirement provisions of the applicable plan and the Participant meets the requirements for Vested Retirement under such plan, then the exercise period for such grants would be 12 months.

[2]	If the Participant is an “executive officer” at the time of termination within the meaning of Section 8 of such Plan, then the exercise period is 7 months.